Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (the “Agreement”) is made and entered into as of July 22, 2026, by and between Gary Atkinson (the “Executive”) and Algorhythm Holdings, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions with respect to the Executive’s employment with the Company during the Term (as defined below).

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement dated February 23, 2026 (the “Amended Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend certain of the terms of the Amended Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on February 23, 2026 (the “Effective Date”) and, unless terminated earlier as provided in Section 5 hereof, ending on the third anniversary of the Effective Date (the “Original Employment Term”); provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety 90 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall designate that are consistent with the Executive’s position as Chief Executive Officer.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company’s Board of Directors, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; and provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof. Notwithstanding anything herein to the contrary, for the sake of clarity, that certain consulting arrangement that Executive previously entered into with Stingray Music USA, Inc. in August 2025 and the performance by Executive of his duties and responsibilities thereunder has been expressly approved by the Board and shall not constitute a breach of any provision of this Agreement.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Fort Lauderdale, Florida; provided that, the Executive may be required to travel from time to time on Company business during the Employment Term. The Executive may work remotely from Executive’s primary residence so long as doing so does not interfere with the Executive’s responsibilities under this Agreement; provided that, subject to any health or safety concerns related to the COVID-19 pandemic or other similar extraordinary circumstances, the Executive shall be required to spend on average two (2) days per week in the office.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual base salary of $360,000. The annual base salary shall be paid in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board (or a committee thereof) and the Board may, but shall not be required to, increase the base salary during the Employment Term. However, the Executive’s base salary may not be decreased during the Employment Term without the Executive’s written consent. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Annual Bonus. For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) of up to fifty percent (50%) of the Base Salary. Of this amount, fifty percent (50%) of the Annual Bonus will be earned in full by the Executive if the Executive is continuously employed by the Company for the entirety of the applicable fiscal year. The remaining fifty percent (50%) of the Annual Bonus will be subject to the satisfaction of the following performance objectives (the “Performance Bonus”):

(a) Two-thirds (2/3) of the Performance Bonus will be earned in full by the Executive if the Executive successfully raises sufficient capital, whether through the issuance of debt or equity, to ensure the viability of the Company for the entirety of the applicable fiscal year; and

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(b) The remaining one-third (1/3) of the Performance Bonus will be earned in full by the Executive if the Company generates at least $10 million of revenue during the fiscal year ended December 31, 2026 and, in the following fiscal years, if the Company generates that amount of revenue as shall be determined annually by the Board.

Any earned Annual Bonus will be paid within the period necessary for compliance with Section 409A (“Section 409A” of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in Section 5 hereof, the Executive must be employed by the Company on the last day of the applicable fiscal year in order to be eligible to earn any part of the Annual Bonus.

4.3 Change in Control Bonus. If, and each time, a Change of Control (as defined below) occurs during the Employment Term, the Executive shall be entitled to receive a lump sum payment equal to the sum of the Executive’s Base Salary and Annual Bonus (assuming the maximum Annual Bonus would have been earned) for the year in which the Change in Control occurs, which shall be paid to the Executive immediately after the Change in Control occurs.

4.4 Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Company’s 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”) or any successor plan, subject to the terms of the 2022 Equity Incentive Plan or successor plan, as determined by the Board (or a committee thereof) in its discretion. In addition, on the Effective Date, the Executive shall be granted a stock option, substantially in the form attached hereto as Exhibit A (the “Stock Option”), exercisable into that number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), representing approximately five percent (5%) of the total shares of Common Stock issued and outstanding and calculated on a fully diluted basis on the Effective Date, such stock option to be exercisable at an exercise price equal to the closing price of the Common Stock on the Nasdaq Stock Market on the Effective Date and to vest in equal quarterly installments over a four (4) year period commencing on the Effective Date.

In the event that the shares of Common Stock underlying Stock Option have not been registered for sale by the Executive under the Registration Statement on Form S-8, File Number 333-268106, filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 1, 2022 (the “Registration Statement”), the Company agrees that, on or prior to the first anniversary of the Effective Date, it will amend the Registration Statement and take such other action as may be necessary to register such shares of Common Stock for sale by the Executive under the Registration Statement or file an additional registration statement on Form S-8 or other form of registration statement with the SEC and take such other action as may be necessary to register such shares of Common Stock for sale by the Executive.

In the event of a conflict between the terms of this Agreement and the Stock Option, the 2022 Equity Incentive Plan, or the stock option grant notice issued in connection with the grant of the Stock Option (the “Stock Option Grant Notice”), the terms of this Agreement shall control and supersede the conflicting terms of the Stock Option, the 2022 Equity Incentive Plan, and the Stock Option Grant Notice.

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4.5 Perquisites. During the Employment Term, the Company shall provide to the Executive all employee and executive perquisites which other senior executives of the Company are generally entitled to receive, in accordance with Company policy set by the Board from time to time.

4.6 Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all employee and executive benefit plans of the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) including, but not limited to, equity, pension, thrift, profit sharing, 401(k), medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with the Executive’s position subject to satisfying the applicable eligibility requirements. Such benefits, in the aggregate, shall be no less favorable than is provided to other similarly situated executives of the Company. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to the prescribed number of weeks of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.8 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.9 Indemnification.

(a) The Company will enter into a standard form of officer and director indemnification agreement with the Executive, in the form of which is approved by the Board.

(b) The Company will use commercially reasonable efforts to maintain third party directors and officers indemnification insurance for the Executive on the same terms and conditions as apply to the members of the Board and similarly situated executive officers.

4.10 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

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5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided in this Agreement, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause, or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon the Executive’s election not to renew the Agreement in accordance with Section 1 hereof, by the Company for Cause, or by the Executive without Good Reason. If the Executive’s employment is terminated upon the Executive’s election not to renew the Agreement, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid within one (1) week following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;

(iii) any other accrued but unpaid compensation or consideration owed to the Executive;

(iv) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(v) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans and equity incentive plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

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Items 5.1(a)(i) through 5.1(a)(v) are referred to herein collectively as the “Accrued Amounts”. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2022 Equity Incentive Plan and the applicable award agreements and notices.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure, without substantial justification, to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of such officer or director as may be designated by the Board;

(iii) the Executive’s willful engagement in illegal conduct which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive’s conviction of embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in material reputational or financial harm to the Company or its affiliates;

(vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and unethical misconduct:

(vii) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below); or

(viii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

For purposes of this provision, no act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done by the Executive in bad faith. Any act, however, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the Board (after thirty (30) days prior written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(viii) above, and that the Executive’s employment should accordingly be terminated for Cause.

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(c) For purposes of this Agreement, the Executive may not be subject to any of the following events without Executive’s written consent. For the purposes of this Agreement, it shall be deemed a “Good Reason” for the Executive to terminate employment in the event that the Company subjects the Executive to any of the following occurrences:

(i) a material reduction in the Executive’s Base Salary;

(ii) a relocation of the Executive’s principal place of employment by more than fifty (50) miles;

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement; or

(vi) a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within fifteen (15) days of the initial existence of such grounds and the Company has had at least fifteen (15) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within thirty (30) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

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5.2 Non-Renewal by the Company, Without Cause, or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s election to not renew the Agreement in accordance with Section 1 hereof. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) which becomes effective within twenty-one (21) days following the Termination Date (such twenty-one (21) -day period, the “Release Execution Period”), the Executive shall be entitled to receive the Accrued Amounts and the following severance benefits:

(a) a lump sum payment equal to two (2) times the sum of the Executive’s Base Salary and target Annual Bonus (assuming the maximum Annual Bonus would have been earned) for the year in which the Termination Date occurs, which, unless otherwise provided in this Agreement, shall be paid immediately after the expiration of the Release Execution Period;

(b) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall maintain for Executive the same health insurance policies that it had in place on the Termination Date for the duration of the time that Executive utilizes COBRA and shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s spouse and dependents. Such reimbursement shall be paid to the Executive on the fifth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive obtains substantially similar coverage from another employer or other source (which, for the sake of clarity, the Executive has no obligation whatsoever to obtain). Notwithstanding the foregoing, if the Company making payments under this Section 5.2(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(b) in a manner as is necessary to comply with the ACA.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2022 Equity Incentive Plan and the applicable award agreements and notices.

(d) Notwithstanding the foregoing, all outstanding equity-based compensation awards, including the Stock Option, shall remain outstanding and shall vest in full immediately on the Termination Date.

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5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii) a lump sum payment equal to the Annual Bonus that the Executive would have earned for the fiscal year in which the Termination Date occurs (assuming the maximum Annual Bonus would have been earned), which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean a condition that entitles the Executive to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason, by the Company on account of the Company’s election to not renew the Agreement in accordance with Section 1 hereof or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and the compensation described in Section 5.2 hereof, and, subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement, the Executive shall be entitled to receive a lump sum payment equal to the sum of the Executive’s Base Salary and Annual Bonus (assuming the maximum Annual Bonus would have been earned) for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid immediately following the termination of the Executive’s employment. For the sake of clarity, the compensation payable to the Executive under this Section 5.4 is in addition to, and not in substitution for or as an alternative to, the compensation payable to the Executive under Section 5.2 hereof. Accordingly, in the event that Executive’s employment hereunder is terminated by the Executive for Good Reason, by the Company on account of its election to not renew the Agreement in accordance with Section 1 hereof or by the Company without Cause, in each case within twelve (12) months following a Change in Control, the Executive will be entitled to receive the compensation described in Section 5.2 hereof and will also receive the compensation described in this Section 5.4.

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(b) If the Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s spouse and dependents. Such reimbursement shall be paid to the Executive on the fifth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive obtains substantially similar coverage from another employer or other source (which, for the sake of clarity, the Executive has no obligation whatsoever to obtain). Notwithstanding the foregoing, if the Company’s payments under this Section 5.4(b) would violate the nondiscrimination rules applicable to non-grandfathered, insured group plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.4(b) in a manner as is necessary to comply with the ACA.

(c) Notwithstanding the terms of the 2022 Equity Incentive Plan or any applicable award agreements or notices, as applicable, all outstanding equity-based compensation awards, including the Stock Option, shall remain outstanding and shall vest in full immediately prior to the consummation of the Change in Control.

(d) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) any person or group of persons, excluding for this purpose, (A) the Company or any subsidiary of the Company, or (B) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, through a single transaction or a series of transactions, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty percent (30%) or more of the of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

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(ii) a majority of the individuals who, as of the date hereof, constitute the Board are replaced during any twelve-month period for any reason; or

(iii) consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company through a single transaction or a series of transactions (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company after such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For the purposes of this Section 5.4, “group” includes, but is not limited to, persons that own an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

5.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) hereof on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 24 hereof. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

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5.6 Termination Date. The Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered to the Executive; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to thirty (30) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered to the Executive;

(e) If the Executive terminates the Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than five (5) days following the date on which the Notice of Termination is delivered to the Company; provided that, the Company may waive all or any part of the five (5) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f) If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1 hereof, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7 Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date, or shall be deemed to have resigned, from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

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6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

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(b) Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings relating to its artificial intelligence business and such other businesses as the Company may engage in during the Employment Term. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of such officer or director as may be designated by the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of such officer or director as may be designated by the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d) Permitted disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to such officer or director of the Company as may be designated by the Board.

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(e) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that the Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

8. Restrictive Covenants.

8.1 Acknowledgement. The Executive acknowledges and agrees that, as a result of the nature of the Company’s business and the nature of the Executive’s position with the Company, the Executive has been or will come into contact with, and will have access to, Confidential Information belonging to the Company. The Executive acknowledges that the aforementioned Confidential Information is unique and not generally known to the public with respect to the Company and has been developed, acquired, and compiled by the Company at its great effort and expense.

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The Executive further acknowledges and agrees that any disclosure or use of the Company’s Confidential Information by the Executive, other than in connection with the Company’s business or as specifically authorized by the Company, will be or may become highly detrimental to the business of the Company, and serious loss of business and damage to the Company will or may result.

Accordingly, the Executive agrees to hold all Confidential Information in the strictest confidence and agrees to safeguard and not use, disclose, divulge or reveal the Company’s Confidential Information to any person, either during the Executive’s employment or at any time after the termination of the Executive’s employment with the Company, without specific prior written authorization from an officer or director of the Company as may be designated by the Board.

8.2 Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the one (1) year, beginning on the last day of the Executive’s employment with the Company, except in the instance where Executive is terminated by the Company without Cause or the Executive terminates for a Good Reason, the Executive agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in its artificial intelligence business and such other businesses as the Company may be engaged in during the Employment Term within 20 miles of the Company’s main office. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

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8.3 Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, or attempt to do so during one (1) year, beginning on the last day of the Executive’s employment with the Company.

8.4 Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decision makers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company.

The Executive agrees and covenants that for a period of one (1) year beginning on the last day of the Executive’s employment with the Company, not to use the Company’s Confidential Information for purposes of offering or goods or services similar to or competitive with those offered by the Company.

This restriction shall only apply to:

(a) Customers or prospective customers the Executive contacted in any way during the twelve (12) months prior to termination;

(b) Customers about whom the Executive has trade secret or confidential information; and

(c) Customers about whom the Executive has information that is not available publicly.

9. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

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10. Proprietary Rights.

10.1 Work Product. At all times while Executive is employed by the Company, the Executive is free to use Work Product and Intellectual Property which is not gained as result of a breach of this Agreement. “Work Product” and “Intellectual Property” that is developed by Executive through Executive’s own skill, knowledge, know-how and experience without the assistance or use of Company assets, that does not relate to the Executive’s work for the Company may, however, be owned and used by the Executive to whatever extent and in whichever way Executive chooses both during and after the Employment Term. Except as set forth in this paragraph “Work Product” and “Intellectual Property” shall belong to the Company. The term “Work Product” shall mean all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term that relate to the business or contemplated business, products, activities, research, or development of the Company. “Work Product” does not include any of the foregoing that are (a) trade secrets, inventions, products, ideas, processes, formulas, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, distributors and customers; and (c) information regarding the skills and compensation of other employees of the Company. The term “Intellectual Property Rights” shall mean any and all rights in and to the Company’s US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world.

10.2 Work Made for Hire. Except as otherwise excluded by this paragraph, the Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

10.3 Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

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10.4 No License. The Executive understands that this Agreement does not, and shall not be construed to grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

11. Security.

11.1 Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

11.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

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12. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

13. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Broward, County. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. In the event of a conflict between the terms of this Agreement and the terms of any other agreement to which the Executive and the Company are a party, the terms of this Agreement shall control and supersede the conflicting terms of the other agreement.

15. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

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The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

20. Section 409A.

20.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. In the event that the Executive is liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A, the Company shall reimburse the Executive for all such expenses within 10 days of receiving a request for such reimbursement from the Executive accompanied by supporting documentation evidencing the amount of such expenses.

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20.2 Specified Employees. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit to be provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first business day following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid to the Executive before the Specified Employee Payment Date and interest on such amounts for the period commencing on the Termination Date and ending on the Specified Employee Payment Date calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs (the aggregate of all such payments and interest thereon, the “Deferred Payment”) shall be paid to the Executive in a lump sum on the Specified Employee Payment Date.

20.3 Rabbi Trust.

(a) Creation of Rabbi Trust. Immediately upon the earliest to occur of: (a) the date that the Executive’s employment hereunder is terminated by the Executive for Good Reason, by the Company on account of its election to not renew the Agreement in accordance with Section 1 hereof, or by the Company without Cause; (b) the date that the Company enters into an agreement or series of agreements that results in, or may in the future result in, a Change in Control; or (c) the date that a Change in Control occurs, the Company will establish a “rabbi trust” (the “Rabbi Trust”) for the sole benefit of the Executive to secure the payment of the Deferred Payments. The trustee of the Rabbi Trust (the “Trustee”) will be a bank or trust company chosen by the Executive in his sole and absolute discretion. Immediately upon the occurrence of any of the events described in Section 20.3(a) or (c) hereof, the Company will deposit in the Rabbi Trust the maximum amount of cash necessary to complete the Deferred Payment on the Specified Employee Payment Date. On the Specified Employee Payment Date, the Trustee will pay the Deferred Payment to the Executive from the cash held by Rabbi Trust. The Company will remain liable to pay all or any portion of the Deferred Payment that for any reason is not paid to the Executive from the Rabbi Trust. The Company will be solely responsible for all costs and expenses associated with creating, maintaining, and, after the Deferred Payment has been paid in full to the Executive, terminating the Rabbi Trust.

(b) IRS Compliance. Notwithstanding anything herein to the contrary, the Rabbi Trust shall be established, and the trust agreement governing the Rabbi Trust shall be drafted, substantially in the form of the model trust set forth in Internal Revenue Service Revenue Procedure 92-64, as the same may be amended, restated, or superseded from time to time. Notwithstanding any other provision of this Agreement or of the trust agreement establishing the Rabbi Trust, all assets held in the Rabbi Trust shall at all times remain subject to the claims of the Company’s general creditors in the event of the Company’s “insolvency” (as defined in the trust agreement establishing the Rabbi Trust), and neither the Executive nor his beneficiaries shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Rabbi Trust prior to the time such assets are paid to the Executive in accordance with the terms of the Rabbi Trust. The parties shall ensure that the Rabbi Trust shall provide that, upon the Company becoming insolvent, the Company shall give the Trustee prompt written notice of that fact, and the Trustee shall thereafter suspend all payments to the Executive from the Rabbi Trust and shall hold the assets of the Rabbi Trust for the benefit of the Company’s general creditors until such time as a court of competent jurisdiction directs otherwise or the Trustee is satisfied that the Company is no longer insolvent.

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20.4 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

20.5 Tax Gross-Ups. Unless otherwise provided in this Agreement, any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

21. Section 4999.

21.1 Gross-Up Payment. In the event that the Company or the Executive determines that any payment, distribution or benefits that the Executive receives or will receive from, on behalf of or with respect to the Company (including, without limitation, accelerated vesting of equity awards and severance payments and benefits), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (in the aggregate, such payments and benefits are referred to herein as the “Payment”), would subject Executive to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties that would be imposed with respect to such excise tax, the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payment and the Gross-Up Payment retained by the Executive after the payment by the Executive of all Excise Taxes on the Payment and all federal, state and local income tax, employment tax and Excise Taxes on the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed: (x) to be subject to federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (y) to be subject to applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the reduction in federal income taxes which could be obtained from the deduction of such state and local taxes; and (z) to have otherwise allowable deductions for federal income tax purposes at least equal to those that would be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.

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21.2 Timing of Payment. The Gross-Up Payment will be paid to the Executive at the same time as the Payment to which it relates; provided, however, that if the amount of the Gross-Up Payment for a portion of the Payment cannot be calculated prior to the time that the Payment is made, the Gross-Up Payment for that portion of the Payment shall be paid to the Executive within ten (10) days after the Payment is made. Once a Gross-Up Payment has been received by the Executive, the Executive shall not be obligated to return to the Company any portion of the Gross-Up Payment so received in the event it is subsequently determined that the amount of the Gross-Up Payment received by the Executive was in excess of the amount the Company should have paid to the Executive.

21.3 Excise Tax Calculation. All determinations required to be made under this Section 21, including whether and when a Gross-Up Payment is required and the amount of the Gross-Up Payment and the assumptions to be utilized in arriving at the determination (collectively, “Tax Determinations”), will be made by a reputable certified public accounting firm selected by the Company with the consent of the Executive, which should not unreasonably be withheld (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Executive within twenty (20) days after the receipt by the Company of a request from the Executive for a Tax Determination with respect to a proposed or completed Payment or such earlier time as is requested by the Executive. All fees and expenses of the Accounting Firm for Tax Determinations will be borne solely by the Company.

21.4 Underpayments by the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Tax Determinations hereunder, it is possible that Gross-Up Payments that should have been made by the Company to the Executive were not made (such underpayments, the “Underpayment”). In the event that the Executive thereafter is required to make a payment of any Excise Tax, the Company shall pay Executive the amount of the Underpayment plus any applicable interest or penalties within ten (10) days of the date the Executive informs the Company of the obligation of the Executive to pay the Excise Tax. The Company shall reimburse the Executive for all costs and expenses incurred by the Executive in resolving any matters related to the determination and payment by Executive of any additional Exise Tax, including but not limited to the costs and expenses incurred by the Executive to resolve such matters with the Internal Revenue Service and other local, state and federal government agencies in connection therewith.

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22. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

23. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation, or otherwise) all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

24. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company	Algorhythm Holdings, Inc.
6301 NW 5th Way, Ste. 2900
Fort Lauderdale, FL 33309

If to the Executive	To that address set forth on the Company’s books and records as updated by the Executive from time to time

25. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

26. Withholding. Unless otherwise provided in this Agreement, the Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALGORHYTHM HOLDINGS, INC.

By:	/s/ Harvey Judkowitz
Harvey Judkowitz
Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Gary Atkinson
Gary Atkinson

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ALGORHYTHM HOLDINGS, INC.
STOCK OPTION GRANT NOTICE

Algorhythm Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to you an Option (the “Option”) to purchase shares of the Company’s common stock, par value $0.01 per share, under the Company’s 2022 Equity Incentive Plan (the “Plan”). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”), in the Stock Option Agreement and in the Plan, which are attached to and incorporated into this Grant Notice in their entirety.

Participant:	Gary Atkinson

Grant Date:	February 23, 2026

Number of Shares Subject to Option:	[________________]

Exercise Price (per Share):	$[_______]

Option Expiration Date:	February 23, 2036 (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	☐ Incentive Stock Option* ☒ Nonqualified Stock Option

Vesting and Exercisability Schedule:	The shares subject to the Option will vest and become exercisable in equal quarterly installments commencing on February 23, 2026.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that, as of the Grant Date, this Grant Notice, the Stock Option Agreement, the Plan, and that certain Amended and Restated Employment Agreement, dated February 23, 2026, by and between you and the Company (the “Employment Agreement”) set forth the entire understanding between you and the Company regarding the Option. In the event of a conflict between the terms of the Employment Agreement and the Grant Notice, Stock Option Agreement or Plan, the terms of the Employment Agreement shall control and supersede the conflicting terms of the Grant Notice, Stock Option Agreement and Plan.

ALGORHYTHM HOLDINGS, INC.		PARTICIPANT

By:
	Harvey Judkowitz	Gary Atkinson
	Member of the Board of Directors	Date: _____________________________

Attachments:

1. Stock Option Agreement
2. 2022 Equity Incentive Plan

* See Sections 3 and 4 of the Stock Option Agreement.

ALGORHYTHM HOLDINGS, INC.

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (this “Agreement”), Algorhythm Holdings, Inc., a Delaware corporation (the “Company”), has granted you an Option under the Company’s 2022 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate on such date.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such. If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Alternative Minimum Tax. You may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option.

6. Independent Tax Advice. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares.

7. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check or wire transfer; (c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of a Nonqualified Stock Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (d) tendering (either actually or, if and for as long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (e) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or (f) such other consideration as the Committee may permit.

8. Market Standoff. You agree that any Shares received upon exercise of the Option will be subject to the market standoff restrictions on transfer set forth in the Plan.

9. Treatment Upon Termination of Employment or Service Relationship. Except as otherwise provided in that certain Amended and Restated Employment Agreement, dated February 23, 2026, by and between you and the Company, the unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date.

(b) Retirement or Disability. In the event of your Termination of Service due to Retirement or disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.

(c) Death. In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date.

(d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Committee otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.

The Option must be exercised within three months after termination of employment for reasons other than death or disability and one year after termination of employment due to disability to qualify for the beneficial tax treatment afforded Incentive Stock Options. For purposes of the preceding, “disability” has the meaning attributed to that term for purposes of Section 422 of the Code.

It is your responsibility to be aware of the date the Option terminates.

10. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing and to the extent permitted by the Plan and Section 422 of the Code, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

11. Withholding Taxes. As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign tax withholding obligations that may arise in connection with such exercise.

12. Option Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

13. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

14. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

15. Section 409A Compliance. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Committee makes no representations that the Option shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.

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